Exhibit 10.2

EXECUTION

FIFTH AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of April 18, 2007 (the “Agreement”) among Atlantic Express Transportation Group Inc., a New York corporation (“Group”), Atlantic Express Transportation Corp., a New York corporation (the “Company”), and Nathan Schlenker (the “Executive”).

WHEREAS, the Executive is presently employed by the Company, a wholly owned subsidiary of Group, under the Fourth Amended and Restated Employment Agreement dated as of October 25, 2004, as amended (the “Prior Agreement”);

WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company and, in connection therewith, the Company, Group and the Executive desire to amend and restate the terms and provisions of the Prior Agreement to, among other things, set forth the terms of such continued employment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend and restate the Prior Agreement in its entirety, as follows:

1. EMPLOYMENT AND DUTIES

1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as Chief Financial Officer of the Company, upon the terms and conditions herein contained during the Employment Term (as defined below), and in such capacity the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board of Directors (the “Board”).

1.2. Exclusive Services. During the Employment Term, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder without the consent of the Board, provided, however, the Executive may work one day a week from his home office in Palaline Bridge, New York.

1.3. Term of Employment. The “Employment Term” of Executive’s employment under this Agreement shall commence as of the date hereof (the “Commencement Date”) and shall terminate on December 31, 2008, subject to renewal in accordance with Section 1.4.

1.4. Renewal of Employment Term. Unless the Company has provided the Executive with a written notice at least sixty days prior to December 31, 2008 of its intent not to extend the Employment Term (the “Termination Notice”), the Employment Term shall be renewed and extended automatically for a further period of one year on January 1, 2009, and such extended term shall thereafter be further extended for successive one year periods unless a Termination Notice is given to the Executive at least sixty days prior to the next successive December 31.

1.5 Consulting Services. Upon expiration and non-renewal of the Employment Term, the Company shall retain the Executive for a period of six months (the “Consulting Term”) as a consultant. During the Consulting Term, the Executive shall provide such consulting services, at such times as may be reasonably be requested by the Company; provided, that the Executive may do so primarily through telephone contact with the Company and shall not be required to travel from his residence to perform such services or to provide services in excess of 10 hours per month. During the Consulting Term, the Executive shall be entitled to six months of his Base Salary (the “Consulting Compensation”), payable on the same terms as in effect at the end of the Employment Term. The Company shall not have any obligation to retain the Executive as a consultant if the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason. In the event of termination of the Executive’s employment or of the Consulting Term due to death of the Executive, the Executive’s estate shall be entitled to receive any unpaid portion of the Consulting Compensation payable in a lump sum upon such termination.

2. SALARY

2.1. Base Salary. From the Commencement Date, the Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $345,909 per annum, payable monthly on or about the 15th day of each month in equal installments in accordance with the Company’s payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive’s annual Base Salary.

2.2 Increase in Base Salary. On November 1 of each year during the Employment Term, the Executive’s Base Salary shall be increased by a percentage which shall equal the greater of 3% or the percentage increase in the consumer price index for the New York-Northern New Jersey-Long Island, NY-NJ-CT metropolitan area, as reported by the United States Department of Labor, for the 12-month period ended the immediately preceding October 31.

2.3 Annual Bonus. (a) The Executive shall be paid a bonus (an “Annual Bonus”) equal to 15% of his Base Salary for each fiscal year during the Employment Term, commencing with the fiscal year ending June 30, 2008, in which the Company’s consolidated actual Adjusted EBITDA exceeds by 10% or more the Company’s consolidated Adjusted EBITDA projected by management (which projection has been accepted by the Board) for such fiscal year; provided, in the event the actual Adjusted EBITDA exceeds the projected Adjusted EBITDA by 15% or more, the Annual Bonus amount shall equal 25% of the Base Salary. In the event, the Executive’s employment is terminated for any reason after June 30, 2007, other than by the

Executive without Good Reason or by the Company for Cause, in addition to any accrued but unpaid Annual Bonus, the Executive shall be entitled to a pro rata portion of the Annual Bonus, if any, for the fiscal year in which such termination occurs, in an amount equal to the Annual Bonus which would have been applicable as determined following the end of such fiscal year, multiplied by a fraction, the numerator of which shall be the number of days elapsed during such fiscal year through the date of such termination and denominator of which shall be 365 days. The Annual Bonus shall be paid on or before 105 days following the end of the applicable fiscal year.

(b) “Adjusted EBITDA” shall mean operating income, (i) plus depreciation and amortization, (ii) less the amount by which the actual Capital Expenditure relating to the projected EBITDA exceeds Capital Expenditures projected by management (which has been accepted by the Board) for the applicable fiscal year, and (iii) excluding any extraordinary or nonrecurring expenses or gains.

(c) “Capital Expenditure” shall mean expenditures for fixed or capital assets or improvements or replacements thereof, which have a useful life of more than one year, whether financed by cash, capital leases, purchase money mortgages or other incurrence of debt.

2.4 Exit Bonus. (a) Upon the occurrence of a Change of Control at any time during or after the termination of the Executive’s employment, the Company shall pay to the Executive a bonus (“Exit Bonus”) which shall be equal to the Fair Market Value (as of the date of such Change of Control) of 0.5% of all of the Company’s outstanding common stock (on a fully diluted basis) immediately preceding such Change of Control (such percentage being referred to herein as the “Base Amount”); provided, the Base Amount shall be increased to 1.0% in the event that the transaction resulting in the Change of Control is based upon an aggregate Fair Market Value of all of the Company’s outstanding common stock (on a fully diluted basis) equal to or in excess of $50,000,000 and 1.5% in the event such Fair Market Value is equal to or exceeds $70,000,000; further, provided, the Exit Bonus to be paid to the Executive upon a Change of Control shall be reduced by an amount equal to (i) the Fair Market Value of all of the Company’s outstanding common stock as of the date of such Change of Control, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Group Common Shares (as defined below) sold, transferred or otherwise disposed of by GSC Group (as defined below) prior to such Change of Control and the denominator of which shall be 107,593, multiplied by (iii) the applicable Base Amount as determined in accordance with this Section 2.4(a) as of the date of such Change of Control. Except as provided in Section 2.4(b), the Exit Bonus shall be payable in the same form of consideration and at the same time as received by the shareholders of either Group or the Company upon such Change of Control.

(b) In the event the Company or Group during the Employment Term and prior to a Change of Control, shall adopt a stock option or restricted stock purchase or similar plan, the Executive within thirty (30) days following written notice of the adoption of such a plan, shall have the right, by delivery of written notice to the Company, to participate in such plan and to receive such number of shares or options, in substitution and in place of the Exit Bonus, as would be equivalent to the Base Amount as of the date of such participation in such plan by the Executive.

(c) In the event prior to the occurrence of a Change of Control, GSCP II Holdings (AE), LLC or any of its affiliates (collectively, the “GSC Group”) sells, transfers or otherwise disposes of any of the shares (the “Group Common Shares”) of common stock of Group it beneficially owns as of the date hereof and excluding any shares of common stock of Group the GSC Group may acquire after the date hereof (a “Disposition Event”), the Executive shall be entitled to a portion of his Exit Bonus equal to (i) the Fair Market Value of all of the Company’s outstanding common (on a fully diluted basis) as of the date of such Disposition Event, multiplied by (ii) a fraction, the numerator of which shall be the number of Group Common Shares sold, transferred or otherwise disposed of in such transaction and the denominator of which shall be 107,593, multiplied by (iii) the applicable Base Amount as determined in accordance with Section 2.4(a) as of the date of such Disposition Event. Except as provided in Section 2.4(b), the portion of the Exit Bonus payable upon a Disposition Event shall be payable in the same form of consideration and at the same time as received by the GSC Group upon such Disposition Event.

2.5 Definitions. (a) Change of Control shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (ii) the liquidation or dissolution of Group or the Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for by the GSCP Group of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company;

(b) Fair Market Value of the Company’s common stock shall mean the value of the Company’s common stock as specified in accordance with any transaction resulting in a Change of Control or Disposition Event, as the case may be, or if no specific value is specified in such transaction, the value of the Company’s common stock as reasonably determined by the Board (provided, in the event the Executive disagrees with the value determined by the Board, as determined by a nationally recognized independent investment banking or accounting firm reasonably acceptable to the Company and the Executive), in either case without control premiums or minority discounts.

3. EMPLOYEE BENEFITS

3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

(a) the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided from time to time to other senior executives of the Company;

(b) an annual life insurance premium allowance of $2,500 payable annually in February of each year;

(c) an automobile allowance of $250 per month and the exclusive use of a company car;

(d) a travel allowance not to exceed $15,000 annually; and

(e)  participation in any executive incentive plan which might be implemented by the Board during the Employment Term.

3.2. Vacation. During the Employment Term, the Executive shall be entitled to 20 days paid vacation each year in accordance with the applicable policies of the Company.

3.3. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures in accordance with the Company practices consistently applied.

3.4. Consulting Term Benefits. During the Consulting Term, the Company shall provide, without charge, the Executive with medical coverage under the same terms as medical coverage offered to other senior executives of the Company.

3.5. Benefits upon Termination. Upon the termination of the Executive’s employment and the Consulting Term, the Company shall provide, without charge, the Executive with eighteen (18) months of medical coverage under the same terms as medical coverage offered to other senior executives of the Company.

3.6. Severance Pay. (a) Upon termination of the Executive’s employment for any reason (including, without limitation, upon non-renewal of the Employment Term), other than (i) by the Company for Cause, (ii) due to death or Permanent Disability of the Executive or (iii) by the Executive without Good Reason, the Executive shall be entitled to receive an amount equal to his six months of his Base Salary (the “Severance Pay”), payable commencing upon the expiration of the Consulting Term on the same terms as in effect at the end of the Consulting Term; provided, the Severance Pay shall be paid to the Executive’s estate in a lump sum payment in the event of the Executive’s death during the Consulting Term.

(b) Release by Executive. As a condition to receipt of the Severance Pay, the Executive shall deliver a release (the “Release”) to the Company and the Group, in a form reasonably requested by the Company, releasing and discharging on behalf of the Executive, his heirs, administrators, executors, agents, or employees, the Company, Group and all other affiliates, divisions, subsidiaries and each of their predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasee”) from any and all charges, claims, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Executive ever had, then has, or may hereafter have against a Releasee for or on account of any matter, cause or thing whatsoever which has occurred at any time up to the date of the Release, but excluding any liabilities or obligations of a the Company or Group set forth in this Agreement to the extent such liabilities or obligations survive the termination of the Executive’s employment, and excluding any liabilities or obligations of a Releasee arising out of any indemnity agreement in the Executive’s favor whether contained in such Releasee’s articles of incorporation, bylaws, corporate resolutions or in any employment agreement or arising by operation of law.

(c) Definitions. (i) Termination for “Cause” shall mean termination by the Company of the Executive’s employment because the Executive (A) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more that one year, (B) has failed to perform in all material respects the normal and customary duties required of his position of employment, following a written warning specifying such deficiency and affording the Executive a reasonable period to cure such failure; or (C) has been disloyal to Group, the Company or any of their respective affiliates by assisting transportation competitors of Group, the Company or any of their respective affiliates to the disadvantage of Group, the Company or any of their respective affiliates by a breach of Section 6 or by otherwise actively assisting such competitors to the disadvantage of Group, the Company or any of their respective affiliates.

(ii) Termination “Without Cause” shall mean any termination by the Company of the Executive’s employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

(iii) Termination by Executive for “Good Reason” shall mean termination by the Executive because of (A) a material reduction in the nature or scope of Executive’s position as Chief Financial Officer or his authorities, powers, duties, or responsibilities in such capacity; or (B) a material breach by the Company of its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Agreement).

(iv) Termination due to Permanent Disability shall mean termination by the Company due to the failure of the Executive because of illness, physical or mental disability or other incapacity, for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, to render the services provided for by this Agreement. The determination of the Executive’s Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

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6. NON COMPETITION/NON SOLICITATION AND CONFIDENTIALITY

6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in, or acquire an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries within (i) the counties then served by Group, the Company or their respective subsidiaries as well as adjacent counties, and (ii) any other counties in which Group, the Company or their respective subsidiaries has made a bid within 36 months prior to the Executive’s termination and any adjacent counties in which Group, the Company or their respective subsidiaries conducts business; (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries, or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of this Section 6.1 shall apply for 18 months, or a period of 24 months if, as of termination of the employment of the Executive, more than a majority of the Common Stock of Group is then owned by the current shareholders of Group, after termination of employment of the Executive as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company’s or Group’s management, or otherwise in the public domain, with respect to the Company’s or Group’s or any of their respective affiliates’ or subsidiaries’ products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s or Group’s products), business plans, prospects or opportunities.

6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

6.4. Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

7. GUARANTEES

7.1. Indemnification. Group, the Company and each of their subsidiaries, jointly and severally, shall indemnify the Executive and his spouse, heirs, estate, executors and administrators (collectively, the “Indemnitees”) and hold such Indemnitees harmless from and against, and pay and reimburse the Indemnitees for, any and all demands, payments, claims, actions, losses, damages, liabilities, obligations, fines, taxes, deficiencies, costs and expenses (including reasonable attorneys’ fees), whether or not resulting from third-party claims, including interest and penalties with respect thereto, asserted against or incurred or sustained by an Indemnitee in connection with or arising out of any personal guaranty or undertaking by the Executive of any obligation of Group, the Company or any of their subsidiaries (collectively a “Guaranty”).

7.2. Future Subsidiaries. In the event, Group, the Company or any of their subsidiaries acquires or forms a subsidiary after the date hereof, Group and the Company shall cause such newly acquired or formed subsidiary to execute and deliver a supplement to this Amendment, which supplement shall provide that such newly acquired or formed subsidiary will indemnify the Indemnitees in accordance with Section 7.1 hereof.

8. MISCELLANEOUS

8.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company or Group, to it at:

Atlantic Express Transportation Corp.

7 North Street

Staten Island, NY 10302

Attention: Corporate Secretary

with a copy to:

GSCP III Holdings (AE), LLC

c/o Greenwich Street Capital Partners, Inc.

500 Campus Drive, Suite 220

Florham Park, NJ 07932

Fax: (973) 593-5454

Attention: Matthew Kaufman

and:

To the Executive:

Nathan Schlenker

347 Horning Road

Palatine Bridge, NY 13428

Fax: (518) 673-5071

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

8.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

8.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.

8.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive, including the Prior Agreement. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

8.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

8.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

8.7. Survival. Section 2.3 (relating to Annual Bonus), Section 2.4 (relating to Exit Bonus), Article 6 (relating to noncompetition, nonsolicitation and confidentiality) and Section 8.6 (relating to governing law) shall survive the termination hereof.

8.8. Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

ATLANTIC EXPRESS TRANSPORTATION GROUP INC.
By:	/s/ Peter Frank
Name: Peter Frank
Title: Chairman of the Board of Directors

ATLANTIC EXPRESS TRANSPORTATION CORP.
By:	/s/ Peter Frank
Name: Peter Frank
Title: Chairman of the Board of Directors

EXECUTIVE:
/s/ Nathan Schlenker
Nathan Schlenker